Exhibit 23.5

Independent Auditors’ Consent

The Board of Managers

Knight Energy Group, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-146992, No. 333-124890, and No. 333-114686) on Form S-8 of Westside Energy Corporation of our report dated April 16, 2008, with respect to the statements of historical revenues and direct operating expenses of RCH/Upland Acquisition LLC (the Properties) to be acquired by the successor to Knight Energy Group, LLC (the Company) for each of the years ended December 31, 2007 and 2006, which report appears in the definitive proxy statement of Westside Energy Corporation dated May 28, 2008.

/s/ KPMG LLP

Oklahoma City, Oklahoma

May 27, 2008